Exhibit 10.21

DATED 21 January 2002

(1) ISIS INNOVATION LIMITED

(2) UNIVERSITY OF OXFORD

(3) UNIVERSITY OF ST ANDREWS

(4) OPSYS LIMITED

LICENCE OF TECHNOLOGY

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

THIS AGREEMENT dated 21 January 2002 (the “Effective Date”) is made BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“Isis”);

(2)	THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD whose administrative offices are at Wellington Square, Oxford OX1 2JD, England (“Oxford”);

(3)	THE UNIVERSITY COURT OF THE UNIVERSITY OF ST ANDREWS, incorporated by the Universities (Scotland) Act 1899, as amended by the Universities (Scotland) Act 1966 and having its principal office at College Gate, North Street, St Andrews, Fife, KY16 9AJ (“St. Andrews”); and

(4)	OPSYS LIMITED (Company No. 3426174) whose registered office is at Unit 8 Begbroke Business & Science Park, Sandy Lane, Yarnton, Kidlington, Oxfordshire 0X5 1PF (the “Licensee”).

BACKGROUND:

(A)	Isis and the Licensee have entered into the following licence agreements (the “Original Licence Agreements”):

	Agreement Type	Date	Title	Schedule No
i)	Licence	20 May 1999	Light emitting dendrimers	Schedule 1
ii)	Licence	17 February 1998	Organo-metallic complexes	Schedule 2
ii)	Licence	17 July 2000	Divalent lanthanide metal complexes	Schedule 3
iv)	Research: clause 9.2	1 December 1998	Application of new organo-metallic materials to flat panel displays	Schedule 4
v)	Licence	25 Jul 2000	Improved dendrimers	Schedule 5
vi)	Licence	6 October 2000	Electroluminescent complexes of terbium and dysprosium	Schedule 6
vii)	Research: clause 9.2	21 December 1999	Improving OLPs for light emitting devices	Schedule 7
viii)	Research: clause 9.2	1 September 1999	Lanthanide complexes 1	Schedule 8
ix)	Research: clause 9.2	1 September 1999	Lanthanide complexes 1	Schedule 9
x)	Research: clause 9.2	1 September 1999	Lanthanide complexes 1	Schedule 10
xi)	Research: clause 9.2	21 December 1999	Electroluminescent and transport properties of new phosphor materials	Schedule 11

(B)	Isis and the Licensee now wish to terminate the Original Licence Agreements, in accordance with their terms, and enter into a new Agreement to license the Licensed Technologies (as defined below).

(C)	Isis, Oxford and St Andrews (separately or together) may wish to license Licensed Technology to the Licensee in the future, and the Licensee may wish to acquire a Licence to that Licensed Technology from those parties, and may do so by adding another Schedule to this Agreement in accordance with its terms.

AGREEMENT:

1.	TERMINATION OF LICENCE AGREEMENTS

Isis and the Licensee agree to terminate each of the Original Licence Agreements, according to their terms, as of the Effective Date.

2.	SUBJECT-MATTER

This Agreement relates to the technology described in each Schedule appended and to be appended to this Agreement (each a “Licensed Technology”, collectively the “Licensed Technologies”).

3.	GRANT

The licensor described in each Schedule to this Agreement (the “Licensor”) grants to the Licensee licence (the “Licence”) to license pursuant to clause 5.3 and to use each Licensed Technology in the territory described in each Schedule (the “Territory”) in the production, sale, leasing and other commercial exploitation of any products and services (the “Licensed Products”, an expression which shall be taken to mean and include only products and services entirely or partially produced by means of or with the use of each Licensed Technology) in the field described in each Schedule (the “Field”). Licensed Products shall be further defined as:

3.1	any lighting product or device, or display product or device which can be used to display, or otherwise present, digital or analogue data on a screen or viewing surface such that it is visible or discernible by the human eye as a picture, page of text or other type of representation of the data or signal fed to the device (“Lighting & Display Products”);

3.2	any chemical compound or polymer or blend of polymers or compounds, doped or co-polymerised, that uses or is composed of any or all of the Licensed Technologies (“Materials”); and

3.3	any product, device or object which uses any of the Licensed Technologies in any field or for any use which is not otherwise included as a Lighting & Display Product or Material (“Other Products”).

4.	UNDERTAKINGS BY THE LICENSOR

4.1	The Licensor will not license other undertakings to exploit a Licensed Technology in the Field.

4.2	Subject to clauses 4.3 and 4.4 (whichever is applicable), the Licensor itself will not exploit a Licensed Technology in the Field.

4.3	Where the Licensor is or includes Oxford and/or St Andrews, the Licensor reserves the right for its employees, students, agents and appointees to use and publish the Licensor’s Licensed Technology for academic and research purposes (irrespective of fields): and this will include the right for the Licensor to use the Licensor’s Licensed Technologies as enabling technology in other research projects (including projects which benefit from third-party funding). The Licensor will use reasonable endeavours to submit material intended for publication to the Licensee in writing not less than thirty (30) days in advance of the submission for publication. The Licensee may request that submission for publication be delayed if such delay is necessary in order to protect the Licensee’s markets for Licensed Products. A delay imposed on submission for publication as a result of a request made by the Licensee shall not exceed three (3) months from the date of receipt of the material by the Licensee, although the Licensee may ask for additional delay in the rare event that property rights would otherwise be lost. Notification of the request for delay in submission for publication must be received by the Licensor within thirty (30) days after the receipt of the material by the Licensee, failing which the Licensor shall be free to assume that the Licensee has no objection to the proposed publication. The material shall be deemed to have been received by the Licensee three (3) days after posting.

4.4	Where the Licensor is or includes Isis, the Licensor reserves the right to grant to Oxford a licence for Oxford and every employee, student, agent and appointee of Oxford, to use and publish the Licensed Technology for academic and research purposes (irrespective of fields); and this will include the right for Oxford to use the Licensed Technologies as enabling technology in other research projects (including projects which benefit from third-party funding). Oxford will use reasonable endeavours to submit material intended for publication to the Licensee in writing not less than thirty (30) days in advance of the submission for publication. The Licensee may request that submission for publication be delayed if such delay is necessary in order to protect the Licensee’s markets for Licensed Products. A delay imposed on submission for publication as a result of a request made by the Licensee shall not exceed three (3) months from the date of receipt of the material by the Licensee, although the Licensee may ask for additional delay in the rare event that property rights would otherwise be lost. Notification of the request for delay in submission for publication must be received by the Licensor within thirty (30) days after the receipt of the material by the Licensee, failing which the Licensor shall be free to assume that the Licensee has no objection to the proposed publication. The material shall be deemed to have been received by the Licensee three (3) days after posting.

4.5	Nothing in this Agreement shall prevent any registered student of Oxford or St Andrews from submitting for a degree of Oxford or St Andrews a thesis based on the Licensed Technology, the examination of such a thesis by examiners appointed by Oxford or St Andrews, or the deposit of such a thesis in a library of Oxford or St Andrews in accordance with the relevant procedures of Oxford or St Andrews.

4.6	Oxford and St Andrews insofar as they become aware of such information will communicate any improvements to the Licensed Technology which they are obliged to communicate to the Licensee under any research agreements between Oxford and/or St Andrews and the Licensee which are relevant to the Field. An improvement for this purpose and for the purpose of Clause 5.5 shall be taken to be any development of a Licensed Technology which, if commercially practised, would infringe and/or be covered by a claim being prosecuted in a patent application included in that Licensed Technology, or by a valid claim of an unexpired patent which issues in response to that application.

4.7	The Licensor will use its reasonable endeavours not to divulge to third parties such of any know-how or reports marked as confidential communicated by the Licensee pursuant to this Agreement except that this obligation shall not apply to anything which

4.7.1	is disclosed by any patents or published patent applications; or

4.7.2	is known to the Licensor before the Effective Date, and not impressed already with any obligation of confidentiality to the Licensee; or

4.7.3	is or becomes publicly known without the fault of the Licensor; or

4.7.4	is obtained by the Licensor from a third party in circumstances where the Licensor has no reason to believe that there has been a breach of an obligation of confidentiality owed to the Licensee; or

4.7.5	is independently developed by the Licensor; or

4.7.6	is approved for release in writing by an authorised representative of the Licensee; or

4.7.7	the Licensor is specifically required to disclose in order to fulfil an order of any Court of competent jurisdiction.

5.	UNDERTAKINGS BY THE LICENSEE

5.1	Subject to clause 5.3, the Licensee will use its reasonable endeavours not to divulge to third parties such of the know-how, reports and any other information marked as confidential communicated by the Licensor pursuant to this Agreement (the “Confidential Technologies”) except that this obligation shall not apply to anything which

5.1.1	is disclosed by any patents or published patent applications included in the Licensed Technologies; or

5.1.2	is known to the Licensee before the Effective Date, and not impressed already with any obligation of confidentiality to the Licensor; or

5.1.3	is or becomes publicly known without the fault of the Licensee; or

5.1.4	is obtained by the Licensee from a third party in circumstances where the Licensee has no reason to believe that there has been a breach of an obligation of confidentiality owed to the Licensor; or

5.1.5	is independently developed by the Licensee; or

5.1.6	is approved for release in writing by an authorised representative of the Licensor; or

5.1.7	the Licensee is specifically required to disclose in order to fulfil an order of any Court of competent jurisdiction.

5.2	The Licensee will not assign the Licence without the consent of the Licensor, provided that the Licensee may, without the consent of the

Licensor, after the second anniversary of the Effective Date, assign this Agreement to a successor in interest or a transferee of all or substantially all of the portion of the business to which this Agreement relates, after giving the Licensor reasonable prior written notice of such assignment, including a note of the name and address of the assignee.

5.3	The Licensee may grant sub-licences and may disclose to sub-licensees such of the Confidential Technologies as is necessary for the exercise of the rights sub-licensed. No sub-licence will carry any right to sub-sub-license without the prior consent of the Licensor which shall not be unreasonably withheld or delayed. Except that the Licensee may grant a sub-licence to Opsys US Corporation that, for so long as Opsys US Corporation is a wholly owned subsidiary of the Licensee, shall carry the right to grant sub-sub-licences. Immediately following the grant of each sub-licence, the Licensee will forward to the Licensor in writing a note of the name and address of the sub-licensee, a description of the technology sub-licensed and its intended applications, and confirmation of the duration of the sub-licence. By controlling the wording of its contracts with sub-licensees, the Licensee will ensure that obligations and conditions matching those recorded in this Agreement, and sufficient to protect the security of the Confidential Technologies, the intellectual property rights in the Licensed Technologies, and the interests of the Licensor, are imposed on every sub-licensee; and that in no circumstances do the terms of any sub-licence in force from time to time conflict with the terms of this Agreement.

5.4	The Licensee will not exploit the Licensed Technologies after the expiration or termination of this Agreement, insofar as the Licensed Technologies are still patented or secret: provided that this sub-clause shall not prevent the Licensee from working an expired patent which can be worked by all other manufacturers.

5.5	The Licensee will communicate to the Licensor in writing all improvements which the Licensee makes to a Licensed Technology in the Field, and all new applications of a Licensed Technology which the Licensee devises. The Licensee grants the Licensor a non-exclusive royalty free licence to use all such improvements for academic and research purposes only, with the right to sub-license (where necessary) Oxford and/or St Andrews and every employee, student, agent and appointee of Oxford and/or St Andrews to use and publish all such improvements for academic and research purposes only. The Licensor will use reasonable endeavours to submit material intended for publication to the Licensee in writing not less than thirty (30) days in advance of the submission for publication. The Licensee may request that submission for publication be delayed if such delay is necessary in order to protect the Licensee’s markets for Licensed Products. A delay imposed on submission for publication as a result of a request made by the Licensee shall not exceed three (3) months from the date of receipt of the material by the Licensee, although the Licensee may ask for additional delay in the rare event that property rights would otherwise be lost. Notification of the request for delay in submission for publication must be received by the Licensor within thirty (30) days after the receipt of the material by the Licensee, failing which the Licensor shall be free to assume that the Licensee has no objection to the proposed publication. The material shall be deemed to have been received by the Licensee three (3) days after posting.

5.6	The Licensee will inform the Licensor of any misappropriation or infringement of the Licensed Technologies of which the Licensee becomes aware; and whenever it is not the case that the Licensee takes legal action against such misappropriation or infringement pursuant to clauses 5.10 and 5.11, the Licensee will on request assist the Licensor in taking such action.

5.7	In the event of any of the Confidential Technologies becoming publicly known other than by action or omission of the Licensor, the Licensee will continue paying royalties under clause 6, until the end of this Agreement, without prejudice to the payment of any additional damages in the event of any of the Confidential Technologies becoming publicly known as a result of breach of this Agreement.

5.8	The Licensee will be responsible for the design and construction of the Licensed Products and the Licensor shall have no responsibility or liability in that respect.

5.9	The Licensee will ensure that the Licensed Products and the packages associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application.

5.10	The Licensee shall, at its own cost and expense, apply for, renew and defend such patent, design, copyright and other registrations as the Licensor and the Licensee agree is reasonably necessary for the protection of the Licensed Technologies. However, the Licensee must:

5.10.1	use a patent agent approved by the Licensor to assist it in so doing;

5.10.2	not take any official actions arising from examination proceedings in relation to any patent applications included in the Licensed Technologies without obtaining the prior written consent of the Licensor (such consent not to be unreasonably withheld or delayed); and

5.10.3	instruct the patent agent selected in accordance with clause 5.10.1 to promptly forward to each Licensor (in confidence and for its information only) copies of all correspondence generated by the patent agent in respect of the Licensed Technologies.

5.11	If the Licensor believes a patent may be granted in a country but the Licensee is unwilling to prosecute the application there, the country in question shall be removed from the scope of this Agreement provided the Licensor files in that country. In the event of the Licensor making such a filing the Licensee shall have the right to reconsider its position, and the country will be reinstated provided the Licensee agrees to pay all historic and future patent costs. The Licensee shall have thirty (30) days to reconsider after being informed of such a filing.

5.12	Before abandoning or materially reducing the scope of any patent application included in the Licensed Technologies (other than an application which is replaced by another application claiming the same priority in the same country as the first mentioned application) or before withholding payment of any fee necessary for procuring or keeping in force any patent to which this Agreement applies, the Licensee shall give to the Licensor adequate notice of its intended course of action (at least 28 days), so as to enable the Licensor to discuss such course of action with the Licensee. If no agreement is reached then the Licensor shall itself be entitled to prosecute such patent application at its own cost, such patent application shall be removed from the scope of this Agreement and the Licensee shall have no liability to the Licensor in relation to the same.

5.13	Prior to taking legal action against any misappropriation or infringements of the Licensed Technologies in accordance with clause 5.10, the Licensee must:

5.13.1	provide the Licensor with an indemnity in terms satisfactory to the Licensor against all costs (including lawyers’ and patent agents’ fees and expenses) claims, demands and liabilities arising out of or consequent upon such activities; and

5.13.2	agree with the Licensor the terms on which any damages or other recovery are to be shared with the Licensor.

6.	ROYALTIES

6.1	The Licensee agrees to pay to the Licensor, the signing fee for each Licensed Technology set out in each Schedule to this Agreement (the “Signing Fee”) on the date specified in each Schedule (“Signing Fee Date”).

6.2	For so long as any Licensed Products are used or marketed by the Licensee, the Licensee will pay to the Licensor, in respect of each Licensed Technology, a royalty, equal to the royalty rate set out in clauses 6.2.1, 6.2.2 and 6.2.3 (the “Royalty Rate”), on the gross selling price of all Licensed Products in the form in which they are sold, leased or licensed to a customer by the Licensee (recorded as required and appropriate pursuant to this Agreement in the standard customer pricing records of the Licensee if and to the extent that such records are applicable to the Licensed Product in question and provided that such records shall be true and verifiable by independent auditors according to standard and accepted accounting practice).

6.2.1	[**]

6.2.2	[**]

6.2.3	For Other Products the parties involved shall negotiate an agreed Royalty Rate when such Other Product is first put on the market.

6.3	For so long as the Licensee sub-licenses the Licensed Technologies, the Licensee will pay to the Licensor, in respect of each licensed Technology, a royalty, equal to the sub-licensing royalty rate set out in clauses 6.3.1, 6.3.2 and 6.3.3 (the “Sub-Licensing Royalty Rate”) on the total gross receipts received by the Licensee from a sub-licensee in respect of each Licensed Technology.

6.3.1	[**]

6.3.2	[**]

6.3.3	For Other Products the parties involved shall negotiate an agreed Sub-Licensing Royalty Rate when such Other Product is first put on the market.

6.4	In the event that the total of all the royalties paid to the Licensor under Clauses 6.2 and 6.3, in respect of all the Licensed Technologies, does not aggregate in each applicable Licence Year (as defined below) to the total of all the minimum sums, Individually, described in each Schedule to this Agreement (the “Minimum Sums”), the Licensee will make up the difference between the total royalties paid in respect of the Licensed Technologies and the total of all the Minimum Sums.

6.5	The Licensee shall provide each Licensor with a royalty report within sixty (60) days of each anniversary of the Effective Date of this Agreement (the “Licence Year”) for each Licensed Product marketed, and for each Licensed Product brought into use by or within the groups of the Licensee. Each report shall state the gross selling prices, the gross receipts received from sub-licensees, identify the applicable Licensed Technology by Schedule number and provide a calculation of the royalties due.

6.6	Within a reasonable time of receipt of a royalty report referred to in clause 6.5, the licensor nominated in each Schedule to this Agreement (the “Nominated Licensor”) will invoice the Licensee for the royalties due in respect of each Licensed Technology and the Licensee will pay such invoice in full satisfaction of royalties due to the Licensor under this clause within 30 days of receipt.

6.7	In marketing the Licensed Products, the Licensee will not accept or solicit any non-monetary consideration without the prior written consent of the Licensor. The use by the Licensee of a commercially reasonable quantity of Licensed Products for promotional sampling shall not violate this prohibition.

6.8	[**]

6.9	For the purpose of calculating royalties under this clause 6, a Licensed Product shall be regarded as sold, leased or licensed by the Licensee or a sub-licensee of the Licensee which is a wholly owned subsidiary of the Licensee, when invoiced, or if not invoiced, when shipped or despatched by the Licensee. If a Licensed Product is marketed by a sub-licensee of the Licensee which is a wholly owned subsidiary of the Licensee, the royalty on each such Licensed Product shall be calculated under clause 6.2.

6.10	[**]

6.11	All payments provided for under this clause 6 shall be made to the Licensor in pounds sterling without any deductions apart from any tax which is required to be withheld under applicable local law. Any change of currency made to calculate sales for the purpose of this clause 6 shall be determined as at the last business day of each quarter, using the average dally buying and selling rates quoted by Barclays Bank plc on that day. Where the Licensee is required to withhold tax under applicable local law, the Licensee shall deduct such tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor. The parties shall co-operate under any applicable Double Taxation Treaty so that, if possible, payments are made gross or, if payment gross is not possible, the Licensor obtains appropriate relief under the Treaty.

6.12	Where the Licensee is obliged to make a payment to the Licensor under this Agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee shall be responsible for paying such taxes and duties.

6.13	In the event that full payment of any amount due from the Licensee to the Licensor under this Agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of four per cent (4%) per annum over the base rate for the time being of Barclays Bank plc, from the date when payment was due until the date of actual payment.

6.14	The Licensee shall keep complete and accurate accounts of all Licensed Products used and marketed and all Licensed Technologies sub-licensed to third parties; and will permit the Licensor or its agents to audit such accounts once per year solely for the purpose of determining the accuracy of the royalty reports and payments no more than once per Licence Year. The Licensee’s obligation concerning audit of its accounts shall terminate as to any report six (6) years after the date of that report.

7.	DURATION AND TERMINATION

7.1	This Agreement shall take effect on the Effective Date and (subject to the remaining sub-clauses of this clause 7) shall continue in force in respect of each Licensed Technology until the expiration of the period of ten (10) years from the date on which a Licensed Product is first put on the market by the Licensee or one of its sub-licensees.

7.2	Insofar as the rights and obligations in this Agreement concern Territories in which the commercial practice of a Licensed Technology is covered by a claim being prosecuted in a patent application included in that Licensed Technology, or by a valid claim of an unexpired patent which issues in response to that application, those rights and obligations shall extend in respect of that particular Licensed Technology for those Territories beyond the period defined in clause 7.1 if and for so long as the commercial practice of that Licensed Technology is so covered in those territories.

7.3	If any party commits a material breach of this Agreement, and the breach is not remedied (where remediable) within the period allowed by notice given by any of the other parties in writing calling on the party in breach to effect such remedy (such period being not less than thirty (30) days), any of the parties may by further written notice terminate this Agreement immediately.

7.4	The Licensee will use its reasonable endeavours to protect, develop and exploit the Licensed Technologies. Within sixty (60) days after the end of each Licence Year, the Licensee shall provide the Licensor with a report detailing the progress made and steps taken during the Licence Year for each Licensed Technology in:

7.4.1	applying for and defending any patent, design, trade mark, copyright, mask work and other registrations which may be available for the protection of the Licensed Technology;

7.4.2	taking legal action against any misappropriation or infringement of the Licensed Technologies of which the Licensee becomes or is made aware;

7.4.3	developing the Licensed Technologies in order to facilitate its commercial exploitation; and

7.4.4	promoting and marketing Licensed Products.

Any failure by the Licensee to provide the Licensor with such a report during the sixty-(60)-day period shall be regarded as a material breach of the provisions of this Agreement, for the purpose of clause 7.3. Furthermore, if the Licensor, on reasonable and demonstrable grounds, concludes from any such report that the progress made and steps taken by the Licensee are insufficient or inadequate, the Licensed Technology in relation to which the Licensee has taken insufficient or inadequate steps will be removed from the scope of this Agreement.

7.5	The Licensee may terminate this Agreement by six (6) months’ written notice at any time; whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 6 of this Agreement.

7.6	The Licensor shall have the right to terminate this Agreement by serving written notice on the Licensee in the event that the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts. Such notice may terminate this Agreement either immediately or at the end of such period as the Licensor shall select.

7.7	If the Licensee contests the secret or substantial nature of the Confidential Technology, or challenges the validity of any patent contained within the Licensed Technology, or raises the claim that such a patent is not necessary, the Licensed Technology challenged by the Licensee will be removed from the scope of this Agreement and the Licensee will have no further rights in that technology.

7.8	The Licensor shall have the right by serving written notice on the Licensee to require the Licensee to prove that the Licensed Technology is not being licensed or used by the Licensee for the production of products or the provision of services other than those licensed provided that in such notice the Licensor sets out in reasonable detail the reasons why it has cause to believe that the Licensee is so using the Licensed Technology.

7.9	Clauses 4.7, 5.1, 5.4, 5.5 (in respect of only the licence of improvements made prior to termination or expiration of this agreement), 5.5 (in respect only of the obligation to assist the Licensor in taking such legal action at the Licensor’s expense), 7.9, 8, 9, 10 and 11.6 shall survive the termination or expiration of this Agreement, for whatever reason.

8.	LIABILITY

8.1	The Licensee agrees to indemnify the Licensor and hold the Licensor harmless from and against any and all claims, damages and liabilities asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technologies or the sale of Licensed Products by the Licensee and its sub-licensees.

8.2	The Licensor makes no representation or warranty that advice given to the Licensee pursuant to this Agreement by any employee, student, agent or appointee of the Licensor, or the use of any works, designs or information which they or the Licensor provide in connection with this Agreement, will not result in infringement of third-party rights.

8.3	The Licensee undertakes to make no claim against any employee, student, agent or appointee of the Licensor, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Agreement or its subject-matter.

8.4	The liability of any party for any breach of this Agreement, or arising in any other way out of the subject-matter of this Agreement, will not extend to any incidental or consequential damages or losses or to any loss of profits.

8.5	In any event, the maximum liability of the Licensor to the Licensee under or otherwise in connection with this Agreement or its subject-matter shall not exceed the return of all royalties paid by the Licensee to the Licensor under this Agreement, together with interest on the balance of such moneys from time to time outstanding, accruing from day to day at the rate of four percent (4%) per annum over the Barclays Bank plc base rate from time to time in force and compounded annually as at 31 December.

8.6	If any sub-clause of this clause 8 is held to be invalid or unenforceable under any applicable statute or rule of law, then it shall be deemed to be omitted, and if as a result any party becomes liable for loss or damage which would otherwise have been excluded, then such liability shall be subject to the remaining sub-clauses of this clause 8.

9.	FORCE MAJEURE

If the performance by either party of any of its obligations under this Agreement (other than an obligation to make payment) shall be prevented by circumstances beyond its reasonable control, then such party shall be excused from performance of that obligation for the duration of the relevant event.

10.	NOTICES

Isis’ representative for the purpose of receiving payments and notices shall until further notice be:

The Managing Director

Isis Innovation Limited

Ewert House, Ewert Place

Summertown

OXFORD OX2 7SG

Oxford’s representative for the purpose of receiving payments and notices shall until further notice be:

The Director of Research Services

University of Oxford

Wellington Square

OXFORD OX1 2JD

St Andrews’ representative for the purpose of receiving notices shall until further notice be:

The Director or Research and Enterprise Services

University of St Andrews

St Andrews

Fife KY16 9AJ

The Licensee’s representative for the purpose of receiving notices shall until further notice be:

The Chief Executive Officer

Opsys Limited

Unit 8

Begbroke Business & Science Park

Sandy Lane, Yarnton

Kidlington, OX5 1PF

11.	GENERAL

11.1	Clause headings are inserted in this Agreement for convenience only, and they shall not be taken into account in the interpretation of this Agreement.

11.2	Nothing in this Agreement shall create, imply or evidence any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

11.3	This Agreement constitutes the entire agreement between the parties with regard to the Licence and all previous agreements with respect to the Licensed Technologies are hereby terminated according to their terms.

11.4	This Agreement does not impose or imply any obligation on the Licensor to conduct development work; any arrangements for such work shall be the subject of a separate agreement between the Licensor and the Licensee.

11.5	If the parties wish to include a new Licensed Technology within the scope of this Agreement, they may only do so by adding a new Schedule to this Agreement in the form of the Sample Schedule (“Sample Schedule”) in the Appendix. For the avoidance of doubt, there is no obligation on either of the parties to add a new Schedule to this Agreement. Any variation of this Agreement, including the addition of a new Licensed Technology by way of a new Schedule to this Agreement, shall be in writing and signed by authorised signatories for all parties.

11.6	This Agreement shall be governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of this Agreement.

11.7	If any one or more clauses or sub-clauses of this Agreement would result in this Agreement being prohibited pursuant to any competition law, then it or they shall be deemed to be omitted. The parties shall uphold the remainder of this Agreement, and shall negotiate an amendment which, as far as legally feasible, maintains the economic balance between the parties.

11.8	The parties to this Agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the people referred to in clause 8.3 will be able to enforce the terms of this Agreement as if the people referred to in clause 8.3 were a party to it.

AS WITNESS the hands of authorised signatories for the parties on the date first mentioned above

SIGNED for and on behalf of

ISIS INNOVATION LIMITED:

Name: Mr T Hockaday

Position: Director of Special Projects Isis Innovation, Ltd

Signature: /s/ Mr T Hockaday

SIGNED for and on behalf of

THE CHANCELLOR, MASTERS

AND SCHOLARS OF THE

UNIVERSITY OF OXFORD:

Name: R. Lewicki

Position: Head of Contracts

Signature: /s/ R. Lewicki

SIGNED for and on behalf of

THE UNIVERSITY OF ST ANDREWS:

Name: Julie Clark

Position: Associate Director

Signature: /s/ Julie Clark

SIGNED for and on behalf of

OPSYS LIMITED:

Name: Michael Holmes

Position: CEO

Signature: /s/ Michael Holmes